Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 16, 2019, in the Registration Statement (Form S-1) and related Prospectus of Windtree Therapeutics, Inc. and subsidiaries for the registration of 37,308,973 shares of its common stock.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

April 30, 2019